Exhibit 99.1

Health Catalyst to Divest Vitalware for $147 Million, Accelerating Strategic Transformation

Transaction reflects a sharper focus on AI and core technology; net proceeds expected to strengthen balance sheet and provide financial flexibility

SALT LAKE CITY, Utah — June 4th, 2026 — Health Catalyst, Inc. (“Health Catalyst” or the “Company,” Nasdaq: HCAT) today announced it has signed a definitive agreement to divest Vitalware, LLC and the Vitalware business unit, its mid-revenue cycle business, to Med-Metrix for a total consideration of $147 million in cash. This divestiture sharpens Health Catalyst's focus on driving measurable improvement for health systems across cost, clinical, and consumer performance, and the Company expects it to accelerate the broader transformation underway.
“This is a big step forward for Health Catalyst. We are concentrating our business around the areas where we have the deepest conviction, and we plan to put the capital structure in place to back our long-term strategy. Vitalware is a great business, and we are pleased to have found a partner in Med-Metrix who is well positioned to carry it forward, which we believe puts both companies in a strong position for what comes next."
— Ben Albert, CEO, Health Catalyst
Health Catalyst expects the transaction to strengthen its balance sheet and provide increased financial flexibility to prioritize the core technology and AI investments that underpin its ability to drive measurable improvement for health systems across cost, clinical, and consumer performance. At its core, the Company’s strategy is built on 18 years of proprietary healthcare improvement data and $2.8 billion in measured outcomes, a foundation that grows more complete with every outcome measured and that serves as the foundation for an AI roadmap that will enable health systems to turn their own results into specific, prioritized action.
The Company plans to use net proceeds from the divestiture upon closing, combined with cash on hand, to fully repay and terminate its existing senior secured term loan facility of approximately $160 million of outstanding principal as of March 31, 2026, plus additional amounts in interest, prepayment premiums and costs.
Med-Metrix, a technology-enabled revenue cycle management company serving provider organizations across the country, will acquire Vitalware. Med-Metrix's resources and focus in revenue cycle management position it to invest in the business more deeply. A best-in-KLAS leader with approximately $37 million in fiscal year 2025 revenue, Vitalware provides software for the financial operations of a health system, a category distinct from the clinical and operational improvement work at the core of Health Catalyst's strategy.
The transaction is expected to close in 2026 subject to the satisfaction of certain specified closing conditions, including the expiration or termination of regulatory waiting periods. Additional details regarding the divestiture are included in Health Catalyst’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 4, 2026.

About Vitalware
Vitalware by Health Catalyst is a suite of mid-revenue solutions that help hospitals and health systems improve coding compliance, chargemaster management, charge capture, and price transparency across the mid-revenue cycle. It combines healthcare-specific data models, applied AI, and expert support to deliver measurable financial and operational results.
About Health Catalyst
Health Catalyst, Inc. (Nasdaq: HCAT) is a healthcare intelligence company that accelerates measurable improvement for health systems across cost, clinical, and consumer performance. Backed by deep domain expertise, proprietary AI-driven technology, and $2.8 billion in documented outcomes, Health Catalyst helps health systems move from data to confident, measurable action.

Advisors
Raymond James served as the exclusive financial advisor, and Latham & Watkins LLP served as outside legal counsel for Health Catalyst.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding Health Catalyst’s ability to close on the terms contemplated and the timing of the closing of the divestiture of Vitalware, the expected benefits from the divestiture of Vitalware (including increased financial flexibility), the planned use of proceeds from the divestiture, including the planned repayment and termination of its existing senior secured term loan facility, and Health Catalyst’s ability to execute on its strategic transformation, strategic priorities, long-term strategy, and growth. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

Important risks and uncertainties that could cause actual results to differ materially from Health Catalyst’s expectations, plans and prospects, including the benefits that will be derived from this transaction, include without limitation, conditions to closing the divestiture not being satisfied, the failure to obtain regulatory approval with respect to the transaction, Health Catalyst not receiving the expected benefits from the divestiture, and the risk of adverse and unpredictable macro-economic conditions. For a detailed discussion of the risk factors that could affect Health Catalyst’s actual results, please refer to the risk factors identified in Health Catalyst’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 11, 2026 and the Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026 and further amended on April 30, 2026. All information provided in this release is as of the date hereof, and Health Catalyst undertakes no duty to update or revise this information unless required by law.

Health Catalyst Investor Relations Contact:
Stephanie St. Clair
Finance and Investor Relations, SVP
+1 (855)-309-6800
ir@healthcatalyst.com

Health Catalyst Media Contact:
SVM PR & Marketing
Healthcatalyst@SVMPR.com